Exhibit 10.2

Hunter Maritime Acquisition Corp.
c/o MI Management Company
Trust Company Complex, Suite 206
Ajeltake Road
Majuro MH 96960
 Marshall Islands

27th April 2017

Ref: cv1/19537-17

Dear Sirs,

In accordance with your request and subject to our Terms and Conditions, which you have accepted, we have made an assessment of the vessels by collating brokers' price ideas and using these, coupled with brokers' market knowledge, as our reference points. We seek then to validate these ideas and that knowledge, where possible and appropriate, from details held on our database, from information shown in the relevant works of reference in our possession and from particulars given to us for the preparation of these valuations.
We should make it clear that we have not made a physical inspection of the below vessels, nor have we inspected the vessel's Classification Records, but we have assumed, for the purpose of these valuations, that the vessels are in a good and seaworthy condition.
After consideration, we are of the opinion that the approximate market values of the below mentioned vessels on a charterfree basis and together with the balance of their current Charterparties, details of which have been provided to us for the preparation of these values, as at 27th April 2017, on the basis of prompt delivery, as between a willing Seller and a willing Buyer, for cash payment under normal commercial terms, are:
Name	Dwt	Built	Builder	Loa (m)	Beam(m)	Charter Details	Charterfree Value (US$)	With Charter Value (US$)

CHARLOTTE SELMER	175,154	2011	New Times Shipbuilding	291.8	45.0	TC to Swiss Marine at $13,500/day, expiring min. Dec-17, max. Apr-18	27,750,000	27,000,000
GRETA SELMER	175,154	2011	New Times Shipbuilding	291.8	45.0	Voyage charter to Classic Maritime, expiring May-17 at freight rate $6,60 pmt for route CS Port Hedland / Qingdao	27,750,000	27,750,000
LENE SELMER	175,397	2010	New Times Shipbuilding	291.8	45.0	TC with Cargill at $12,000/day, expiring min. Jul-17, max. Oct-18	26,250,000	26,250,000
HUGO SELMER	175,397	2010	New Times Shipbuilding	291.8	45.0	TC to Swiss Marine at $8,100/day expiring min. Feb-18, max. Jul-18	26,250,000	24,000,000
TOM SELMER	175,219	2011	New Times Shipbuilding	291.8	45.0	TC to Swiss Marine at $7,700/day expiring min. Aug-17, max.Feb-18	27,750,000	26,750,000

The figures set out above relate solely to a subjective opinion of the approximate market values applying the methodology described in this valuation as at the above date and should not be taken to apply to any other date. Valuations do not include any assessment of the validity of the charter party - this is assumed to be in order.
PLEASE NOTE: There are relatively few vessels sold with time charters attached and we could find few records of vessels sold recently with charters, making an accurate assessment very difficult. With that in mind, we have valued the vessels with charter by calculating the differential between the estimated current market rates for the duration of the Time Charterparties. We have reviewed neither the operational standing nor the creditworthiness of the Charterers and have relied on the summary charter information provided to us.
All statements made are statements of opinion and are not representations of fact. Any person contemplating entering a transaction of any nature whatsoever or otherwise having regard to these valuations should satisfy himself by inspection of the vessels, an examination of the Time Charterparties and an investigation of the standing of the Charterers in operational and credit terms, or otherwise, as to the correctness of the statements which these valuations contain.
No assurance or representation is given that the valuations given will be sustained or that they would be realisable in any actual transaction.
The vessels have been valued individually. If two or more ships were to be placed on the market at the same time, no assurance may be given that the amount realisable would be equal to the total of the individual values.
This statement has been provided solely for the private use of the person to whom it is addressed. By accepting the provision of our services under this Valuation Certificate, you have accepted our Terms and Conditions, a further copy of which is available upon request. The valuation is not for circulation or publication without our prior written consent and no responsibility may be accepted for any other person.
No person other than the named addressee of this valuation shall have any rights whatsoever against Clarkson Valuations Limited as arising out of or relating to this valuation under the Contract (Rights of Third Parties) Act 1999 or otherwise.